 Exhibit 10.31

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made effective as of this 5 day of August, 2011 (the “Effective Date”) by and between APRICUS BIOSCIENCES, Inc., a Nevada corporation (“Apricus Bio”) and ECHO GALAXY LIMITED, a company organized under the laws of the British Virgin Islands (the “Consultant”).

WHEREAS, Apricus Bio has a wholly owned subsidiary, NexMed (U.S.A.) Inc., and is the successor-in-interest to NexMed International Limited.

WHEREAS, Apricus Bio desires to engage the services of Consultant, and Consultant desires to provide services to Apricus Bio, on the terms and conditions stated in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein contained, the parties agree as follows:

1.          ENGAGEMENT; DUTIES OF CONSULTANT. Apricus Bio hereby retains Consultant to dedicate a reasonably sufficient amount of time to effectively accomplish its duties and goals relating to the following services for Apricus Bio (the “Services”): Engage in negotiations with NexMed Asian Pacific Limited (“NAP”) in order to cause: (i) NAP to terminate that certain License Agreement dated March 22, 1999 by and between NexMed International Limited (subsequently succeeded by Apricus Bio) and Vergemont International Limited (subsequently succeeded by NAP), as amended, (the “License Agreement”) pursuant to which Apricus Bio granted NAP certain rights to make, use and sell certain products incorporating Apricus Bio intellectual property (the “Licensed Products”), principally, a penetration enhancing ingredient known as DDAIP; and (ii) NAP to enter in a binding settlement agreement by and between NAP and Apricus Bio pursuant to which all rights of NAP to make, use and sell the Licensed Products shall revert to Apricus Bio and NAP shall waive any and all further rights to make, use or sell the Licensed Products (the “Settlement Agreement”). Consultant shall make Dr. Y. Joseph Mo (“Dr. Mo”) available to perform Consultant’s duties hereunder.

2.          TERM; TERMINATION. The term of this Agreement shall commence as of the Effective Date and continue for a period of six (6) months (the “Initial Term”). Apricus Bio and Consultant may mutually agree to renew the terms of this Agreement for additional six (6) month periods (each six-month period shall be a “Renewal Term” and, together with the Initial Term, the “Term”). Either party may terminate this Agreement for any reason by providing the other party with written notice of such termination and such notice shall be effective as of the later of (a) the date specified in such notice as the effective date, or (b) the date which is thirty (30) days after receipt of such notice by such other party.

3.          COMPENSATION. Apricus Bio shall pay Consultant as compensation for the Services to be rendered by it hereunder the following consideration:

3.1           Five Thousand Dollars ($5,000.00) payable in full within five (5) business days of the Effective Date;

3.2           Five Thousand Dollars ($5,000.00) payable in full upon the execution of the Settlement Agreement by Apricus Bio and NAP; and

3.3           Within 45 days of the execution of the Settlement Agreement by Apricus Bio and NAP, Apricus Bio shall accelerate its current payments to Dr. Mo of “Deferred Compensation” as such term is defined in that certain Employment Agreement by and between NexMed, Inc. and Dr. Mo dated February 27, 2002, as amended (the “Employment Agreement”), such that all Deferred Compensation payments shall be accelerated and paid in accordance with the monthly timetable described in Schedule 3.3, a copy of which is attached hereto, which effects a partial acceleration of the original schedule.

4.          REIMBURSEMENT FOR EXPENSES. Apricus Bio shall promptly pay or reimburse the Consultant for any and all commercially reasonable business expenses incurred or paid by the Consultant or Dr. Mo during the Term in connection with the performance of the Services under this Agreement, within thirty (30) days of the presentation of such bills, expense statements, vouchers or such other supporting information as Apricus Bio may reasonably require. However, the total cumulative amounts of all expenses during the Term shall not exceed Two Thousand Dollars ($2,000.00) without prior written approval from Apricus Bio.

5.          INDEPENDENT CONTRACTOR. It is understood and agreed that the Consultant is an independent contractor acting as a consultant to Apricus Bio. The Consultant shall not be deemed to be an employee, agent, joint venturer, partner, representative or agent of Apricus Bio. Neither party shall have the authority to enter into contracts which bind the other party, or create obligations on the part of the other party, without the written consent of the other party. The Consultant is responsible to timely file all appropriate tax and information returns, pay its own taxes and expenses, and control its activities as is customary and appropriate for an independent contractor.

6.          RELEASE. Apricus Bio, its subsidiaries, officers, directors, employees, , stockholders, predecessors, successors and assigns (collectively, the “Apricus Bio Parties”) do hereby voluntarily, knowingly, fully, finally, completely and unconditionally release and discharge Dr. Mo, Consultant, and their applicable parent entities, subsidiaries, officers, directors, employees, stockholders, predecessors, successors and assigns (collectively, the “Consultant Parties”) of and from any, and all manner of, liabilities, claims, rights, debts, actions and causes of action, obligations, promises, expenses, bills, liens, suits, dues, accounts, bonds, covenants, contracts, agreements, judgments, matters, issues, damages, costs, expenses, injuries and demands of any nature whatsoever, whether at law or in equity, or otherwise, known or unknown, discovered or undiscovered, accrued or unaccrued, liquidated or non-liquidated, contingent or absolute (“Claims”), which the Apricus Bio Parties, or any other person or entity claiming by, through or under the Apricus Bio Parties hereafter, ever had, now has, or hereafter can, shall or may have against the Consultant Parties, either directly or indirectly, individually, representatively, derivatively, by virtue of subrogation, or in any other capacity, from the beginning of time to the date of this Agreement including, but not limited to, Claims related to, arising in any manner from, or in any way connected with: (a) the License Agreement or the Licensed Products as defined in the License Agreement, and (b) Dr. Mo’s employment with NexMed, Inc. or its affiliates; except, however, any claims that Apricus Bio may have against Consultant pursuant to this Agreement.

7.          CONFIDENTIALITY

7.1           The relationship between Apricus Bio and the Consultant is one of confidence and trust. The parties agree that the provisions of this Section 7 are fair and reasonable because, as a result of the Consultant’s Services under this Agreement, the Consultant will have access to confidential and proprietary information of Apricus Bio and that such information is a highly-valued asset of Apricus Bio.

7.2           Consultant hereby agrees to hold and not to disclose to, or use for the benefit of, any person, firm, company or other entity, other than to Dr. Mo or otherwise for the purpose of performing the Services for Apricus Bio, or without Apricus Bio’s express written authorization in each instance, any confidential or proprietary information of Apricus Bio (collectively, “Confidential Information”). Notwithstanding any of the foregoing, the term “Confidential Information” does not include information that (i) is already in the legal possession of Consultant before receipt from Apricus Bio, as shown by Consultant's written records, or (ii) which is or becomes generally available to the public other than as a result of any disclosure by the Consultant or another party known by the Consultant to be bound by a duty of confidentiality to Apricus Bio. The Consultant’s limited right to use the Confidential Information does not constitute a license to the Consultant. The foregoing confidentiality obligations shall not apply to information that the Consultant is compelled to disclose by judicial or administrative process, provided that the Consultant shall provide written notice to Apricus Bio prior to producing such information, which notice shall be given as soon as practicable, and if possible at least ten (10) days prior to producing such information, so that Apricus Bio may seek a protective order or other appropriate remedy.

7.3           Apricus Bio shall not disclose this Agreement or Dr. Mo’s role in connection with this Agreement or the Settlement Agreement, except to its advisors, attorneys or except as required to be disclosed by the laws of the US Securities and Exchange Commission or by other laws, regulations, statues or court injunctions, orders, judgments or decrees.

8.          REPRESENTATIONS AND WARRANTIES. The Consultant and Apricus Bio each represent and warrant to each other that as of the Effective Date:

8.1           the execution of this Agreement and the performance of the Services are not and will not be in violation of any other contract, agreement, obligation, limitation or restriction to which the Consultant or Apricus Bio is a party or otherwise bound;

8.2           Each has the right, power and corporate authority to enter into this Agreement and to make the covenants and agreements set forth in this Agreement; and

8.3           This Agreement has been duly executed and delivered by or on behalf of Consultant and Apricus Bio, and constitutes the valid and binding obligation of each such party enforceable against such party in accordance with its terms.

9.          MISCELLANEOUS.

9.1           The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provisions hereof.

9.2           This Agreement shall be binding upon the parties hereto and will inure to the benefit of, and be enforceable by, the parties and their respective affiliates, successors in interest, assigns, heirs and legal representatives.

9.3           This Agreement may not be changed orally, but only by an agreement in writing signed by the parties.

9.4           Neither party may not assign their rights or obligations under this Agreement except in a written agreement signed by the parties.

9.5           This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

9.6           This Agreement will be governed by the laws of the State of California, without regard to conflicts of laws principles. Any dispute arising hereunder will be heard in the appropriate federal or state court tin San Diego, California.

9.7           The parties may execute this Agreement in two or more counterparts in which event all of said counterparts shall be deemed to be originals of this Agreement. Signatures of the undersigned parties via facsimile or electronic mail shall have the same force and effect as original signatures.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Apricus BioSCIENCES, Inc.

By:	/S/ BASSAM DAMAJ
Name:	Bassam Damaj, Ph.D.
Title:	President and CEO

ECHO GALAXY LIMITED

By:	/S/ JOSEPH MO
Name:	Joseph Mo
Title:	Managing Director